Exhibit (n)



           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
           --------------------------------------------------------


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 9 to the registration statement on Form N-2 ("Registration Statement") of our report dated February 20, 2004, relating to the financial statements and financial highlights of The Gabelli Dividend & Income Trust which appear in the December 31, 2003 Annual Report to Shareholders of The Gabelli Dividend & Income Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts", "Counsel and Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.



/s/ Pricewaterhouse Coopers LLP

PricewaterhouseCoopers LLP
New York, New York
October 8, 2004